Exhibit 99.1

Cost-U-Less Reports Earnings of 18 cents per share for First Quarter.

Bellevue, WA, May 4, 2006

Cost-U-Less, Inc. (the “Company”) (Nasdaq: CULS) today announced results for the first fiscal quarter ended April 2, 2006 (Q1 2006).

Highlights for Q1 2006 were as follows:

•	EPS of $0.18 on net income of $758,000 vs. EPS of $0.18 on net income of $734,000 for the corresponding period a year ago (Q1 2005).

•	Operating Income of $1.3M vs. $1.1M for Q1 2005, a 16.7% increase.

•	Sales of $54.7M vs. $53.2M for Q1 2005, a 2.7% increase.

•	Comparable store sales (stores open a full 13 months) increase of 3.7% over Q1 2005.

The Company’s operating income improved $0.2M, or 16.7%, due largely to an increase in store gross margins as compared to Q1 2005.

Net income and EPS for Q1 2005 benefited from a non-recurring insurance reimbursement of $0.1M recorded in other income.

“The gross margins we achieved in the second half of 2005 have carried on into our first quarter of this year, giving us a significant lift in our operating results,” said J. Jeffrey Meder, the Company’s President and CEO. “We continue to address ways to mitigate the continually increasing uncontrollable expenses this company faces. Although increased margins are a solution today, it is not a long term competitive solution."

Store expenses increased 7.3% for Q1 2006 over Q1 2005 due to several factors, over two thirds of which related to higher utility costs and depreciation expense. As a percentage of sales, store expenses increased to 13.2% for Q1 2006 from 12.6% for Q1 2005.

On April 25th, the Company announced that Cayman Cost-U-Less, a Cayman Islands company majority owned and controlled by a wholly-owned Cayman Islands subsidiary of Cost-U-Less, Inc., entered into a long-term lease with the developer of Governor’s Square in Grand Cayman, Governor’s Square Limited, to lease land on which to construct and operate a store under the Cost-U-Less name, which is expected to open during the first half of 2007.

Cost-U-Less currently operates eleven stores in the Caribbean and Pacific region: U.S. Virgin Islands (2), Netherlands Antilles (2), Hawaiian Islands (2), California (1), Guam (2), American Samoa (1), and Republic of Fiji (1). The Company builds its business through delivering high-quality U.S. and local goods, progressive merchandising practices, sophisticated distribution capabilities, and superior customer service, primarily to island markets. Additional information about Cost-U-Less is available at www.costuless.com

Forward Looking Statements

This press release contains statements that are forward-looking. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements, including comparable store sales expectations, trends in or expectations regarding the Company’s revenue growth, and the Company’s growth plans are all based on currently available operating, financial, and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including that the Company may encounter substantial delays, increased expenses or loss of potential store sites due to the complexities, cultural differences, and local political issues associated with the regulatory and permitting processes in the island markets in which the Company may locate its stores. Prolonged adverse occurrences affecting tourism or air travel, particularly to non-U.S. destinations, including political instability, armed hostilities, terrorism, natural disasters or other activity that involves or affects air travel or the tourism industry generally, could cause actual results to differ materially from historical results or those anticipated. Other risks and uncertainties include the Company’s small store base; the mix of geographic and product revenues; relationships with third parties; litigation; the Company’s ability to maintain existing credit facilities and obtain additional credit; business and economic conditions and growth in various geographic regions; pricing pressures; political and regulatory instability in various geographic regions; and other risks and uncertainties detailed in the Company’s filings with the SEC.

For further information, contact:

Martin Moore

VP-Chief Financial Officer

Email: mmoore@costuless.com

425-945-0213

COST-U-LESS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

(Unaudited)

	13 Weeks Ended

	April 2, 2006	March 27, 2005
Net sales	$ 54,692	$ 53,239
Merchandise costs	44,493	43,665
Gross profit	10,199	9,574

Operating expenses:
Store	7,216	6,727
General and administrative	1,663	1,697
Store openings	14	31
Total operating expenses	8,893	8,455

Operating income	1,306	1,119

Other income (expense):
Interest expense, net	(106)	(51)
Other	(12)	116
Income before income taxes	1,188	1,184

Income tax provision	430	450
Net income	$ 758	$ 734

Earnings per common share:
Basic	$ 0.19	$ 0.19
Diluted	$ 0.18	$ 0.18

Weighted average common shares outstanding, basic	3,997,839	3,791,050
Weighted average common shares outstanding, diluted	4,221,979	4,085,090

COST-U-LESS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(Unaudited)

	April 2, 2006	January 1, 2006
ASSETS
Current assets:
Cash and cash equivalents	$ 4,573	$ 5,304
Accounts receivable, net	924	843
Inventories, net	24,902	23,027
Other current assets	1,584	1,136
Total current assets	31,983	30,310
Property and equipment, net	18,907	18,550
Deposits and other assets	767	772

Total assets	$51,657	$49,632

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$16,161	$15,062
Accrued expenses and other liabilities	5,525	5,422
Line of credit	28	80
Current portion of long-term debt	267	267
Current portion of capital lease obligations	230	226
Total current liabilities	22,211	21,057

Other long-term liabilities	1,293	1,192
Long-term debt, less current portion	1,944	2,011
Capital lease obligations, less current portion	1,270	1,329
Total liabilities	26,718	25,589

Commitments and contingencies	—	—

Shareholders’ equity	24,939	24,043

Total liabilities and shareholders’ equity	$51,657	$49,632